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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-40195, 333-40197, 333-40199, 333-106405 and 333-106406) of Friendly Ice Cream Corporation of our reports dated March 2, 2005 with respect to the consolidated financial statements and schedule of Friendly Ice Cream Corporation, Friendly Ice Cream Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Friendly Ice Cream Corporation, included in the Annual Report (Form 10-K) for the year ended January 2, 2005.

/s/ ERNST & YOUNG LLP Ernst & Young LLP

Boston, Massachusetts
March 2, 2005

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm